Exhibit 99.1

5 May 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

Q1-16 BUSINESS UPDATE
KWE POISED TO UNLOCK FURTHER PORTFOLIO NOI GROWTH

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its Q1 Business Update for the period from 1 January 2016 to 31 March 2016 (the “Period”).
Highlights:

•	Total portfolio value[1] stands at £2,773.0 million across 287 properties including two loan portfolios generating annualised NOI of £152.9 million

•	Property portfolio occupancy of 95.8% with WAULT of 7.3 years (9.3 to expiry)

•	Asset management contracted on £0.6 million of incremental annualised NOI in the Period, primarily from commercial lease transactions

•	Group net debt of £1,074.9 million with a weighted average interest rate of 2.8%, a weighted average term to maturity of 6.2 years and an LTV of 38.8%

•
Acquisitions of £19.1 million completed in the Period with a further £143.5 million of acquisitions completed post Period end, reflecting an overall blended yield on cost of 5.8% on 2016 acquisitions and a portfolio value[1] of £2,920.6 million

•	Remain on track to deliver £300 million of disposals by June 2016 – sales of £143.9 million completed in the Period taking total disposals at Period end to £268.5 million

•	Tapped KWE’s 2025 €400 million unsecured bonds by a further €150 million (£118.6 million), increasing the bonds to a benchmark size of €550 million

•	Quarterly interim dividend remains at 12.0 pence per share, on track to deliver an annualised 48.0 pence per share for 2016
Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“KWE remains on track to deliver the significant dividend improvement announced at its full year results. The Board is pleased to announce a further 12.0 pence per share to be paid in Q2-16, moving towards the 48.0 pence per share annualised target for 2016, a 37% increase over 2015 and reflecting an attractive prospective dividend yield of 4.5%. An important milestone was also achieved with credit investors, as KWE recently tapped its 2025 unsecured Euro bonds by a further €150 million, improving the liquidity of the bonds by increasing the series to a benchmark size.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“2016 will be a year of significant asset management for KWE. With a strong level of rent review activity, we have a good opportunity to deliver material organic NOI growth by narrowing the gap between reversionary in place rents and ERVs.
“Our portfolio remains in a robust position with good occupational demand across our core sectors and geographies. We also have an ample level of liquidity for acquisitions should we wish to capitalise on any potential market dislocations.”
Investments:
We completed £19.1 million of acquisitions in the Period and converted the Pioneer Point loan to direct real estate, having acquired this loan for £68.5 million in May 2015. In Dublin, we bought two office

1Portfolio value is based on valuation by external valuers CBRE & Colliers (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-15 adjusted for acquisitions, capital expenditure and disposals in the Period; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group

Q1-16 BUSINESS UPDATE

assets, a small city centre development and a well-located South Dublin suburban office scheme. 5 Schoolhouse Lane, Dublin 2 was acquired from NAMA for €9.8 million (£7.7 million) and comprises 13,300 sq ft over five floors in a well-established, city centre location near strong transport links. We plan to undertake a comprehensive redevelopment of the property (see Development and refurbishment programme). Also during the Period, blocks 3, 4 and 5 of Blackrock Business Park, Co. Dublin were acquired from Hudson Advisors for €14.4 million (£11.4 million), reflecting a yield on cost of 6.8%. The three office buildings extend to a total of 50,500 sq ft over three and four storeys and provide 85 car parking spaces.
Table 1: Q1-16 acquisitions

	Scheme name	Sector	Area (m sq ft)	No. of assets	Purch. price (£m)	NOI (£m)	Purch. date	Acq’n YOC (%)	WAULT (years)	EPRA occup’y (%)
IRL	5 Schoolhouse Lane	O,D	0.01	1	7.7	na	24-Feb-16	na	na	na
IRL	Blackrock Bus. Park	O	0.05	3	11.4	0.8	4-Mar-16	6.8	5.3	98.5
Total			0.06	4	19.1	0.8		6.8	5.3	98.5
Asset via Loan (AVL)
GBP	Pioneer Point	PRS	0.15	1	Nil[1]	na	5-Feb-16	na	na	88.2[2]
Sector: PRS - private rented sector; O - office; D - development;

1.	Pioneer Point was acquired as a loan on 18 May 2015 for £68.5 million. It was converted to direct real estate on 5 February 2016 on a cashless basis.

2.	Occupancy based on occupied North tower only.
Refer to the Appendix for a full sector breakdown of the portfolio along with further detail of our top ten assets and top ten tenants at Q1-16.
This morning we announced our largest South Dublin suburban office acquisition with the purchase of The Chase, Sandyford, Dublin 18 for €62.5 million (£49.4 million), reflecting a yield on cost of 4.0%, with occupancy of only 68% and an expected target yield once stabilised of c. 7%. The acquisition capital value is an attractive €356 psf for one of the best regarded suburban office properties in South Dublin, reflecting a discount to replacement cost and with significant reversionary potential in an improving occupier market. The building provides 175,600 sq ft of space with 242 car parking spaces.
In addition, we acquired the Leisureplex site, Stillorgan, Co. Dublin, for €15.25 million (£12.1 million), a 2.2 acre site adjacent to KWE’s existing Stillorgan Shopping Centre. It provides a high profile redevelopment opportunity offering complementary uses to our existing asset.
Finally, this morning we also announced the acquisition of Towers Business Park, South Manchester, for £82.0 million, reflecting a topped up yield on cost of 6.7% and a target stabilised yield of c. 8%. The business park comprises ten prime office properties across 289,100 sq ft and is home to a number of strong corporate occupiers like John Lewis, British Airways, Honeywell, Oracle, Syngenta and Cisco. The portfolio is 96% let and is reversionary.
Disposals
Table 2: Q1-16 disposals

	Area (m sq ft)	No. of assets	Net proceeds (£m)	Hold period (months)	ROC (%)	Yield spread[1] (bps)	EPRA Occup’y (%)
Q1-16 disposals	0.3	19	143.9	20	24	220	74
We announced a target disposal programme of £300 million in August 2015 and we are on track to deliver. In the Period, we sold £143.9 million of assets which came primarily from the sale of the Avon loan

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portfolio of fire control centres across the UK, and two office assets at Imperial House, Birmingham and Icon, Stevenage.

Table 3: Q1-16 top three disposals

Sector	Area (m sq ft)	No. of assets	Net proceeds (£m)	Hold period (months)	ROC (%)	Yield spread[1] (bps)	EPRA Occup’y (%)
Avon loan portfolio	na	5	98.82	19	15	100	na
Imperial House	0.1	1	16.3	22	50	70	96
Icon	0.1	1	12.9	23	93	900	37
Total disposals	0.2	7	128.0	20	24	150	65
Total sales are now £268.5 million generating an average unlevered return on capital of 23.6% over a hold period of 17 months and are 6.4% ahead of preceding valuations. This, along with an active sales pipeline currently being marketed, means we are well placed to meet our target.

Table 4: Disposals at Period end

Sector	Area (m sq ft)	No. of assets	Sale price (£m)	Hold period (months)	ROC (%)	Yield spread[1] (bps)	EPRA Occup’y (%)
Office	1.0	15	78.0	17	45	670	63
Retail	0.1	11	32.7	14	36	200	96
Industrial	0.4	1	16.5	21	37	175	100
Leisure	0.1	7	13.7	11	16	(120)	83
Loans	na	20	127.6	18	10	90	na
Total disposals	1.6	54	268.5	17	24	255	72

1.	Yield spread between acquisition yield on cost and disposal yield
Broader market concerns have not impacted our disposals to date, given the smaller lot sizes of our sales, where we are not reliant on institutions or sovereign wealth funds that may be directly impacted by global growth and sector sentiments, including potential concerns over the EU referendum in June.
In February 2016 we announced a further disposal programme of £200 million which we expect to be undertaken between June 2016 and June 2017.
Portfolio management:
Leasing
During the Period, completed lease transactions contributed £0.6 million of incremental annualised NOI with commercial lease transactions adding almost £0.4 million and Irish PRS contributing a further £0.2 million. New lettings and rent reviews were the main contributors with 17 rent reviews completed in the Period at 3.6% above valuers’ ERVs and 17% ahead of previous passing rent.
We achieved a number of notable lease transactions in the Period, which are summarised below. Several of these were characterised by successfully removing tenant break options from leases thus improving security of income and achieving strong rent reviews against both previous passing rents and valuers’ ERVs.
In addition to the commercial leases, we completed 19 PRS leases across our Irish PRS portfolio where we continue to witness further rental growth and the amenity space delivered at Vantage has supported our ability to grow rents further.
We have a further 27 commercial lease transactions in solicitors’ hands across 203,000 sq ft.

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Table 5: Notable Q1-16 lease transactions

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev.
GBP	Artemis	Hambridge Lane, Newbury	Industrial	66,600	Rent review	Herma UK	28,700	na	+13.0
GBP	Artemis	MXL Centre, Banbury	Industrial	109,300	New lease	Covenco	11,200	5.0	Prev. vacant
GBP	Gatsby	13 Snax assets	Leisure	Various	Rent review	Snax	Various	na	+9.0
GBP	Gatsby	19 Bridge St, Stratford u. Avon	Retail	1,400	New lease	Jo Malone	1,400	5.0[1]	Prev. vacant
GBP	Jupiter	Hempshaw Lane, Stockport	Leisure	17,700	Re-gear	Pure Gym	9,200	13.0	Removed TBO
GBP	Gatsby	92 HIght St, Shirley	Retail	22,300	Re-gear	Waterloo Bridge	960	15.0	+
IRL	Central Park	Vantage, Dublin 18	Retail	260,000	New lease	Simply Beauty	900	5.0[1]	Prev. vacant

1.	Ten year lease with tenant break option (TBO) at year five
Development and refurbishment programme
UK

•
At Buckingham Palace Road, London SW1, (227,000 sq ft office) the reception refurbishment works are progressing well with a new roof and mechanical equipment installed in the Period and completion of the works to be delivered ahead of 2016 rent reviews and expiries. Comparable market rents continue to be significantly ahead of our average in place rents of £47 psf.

•
At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,800 sq ft office) a planning application was submitted during the Period for a 200,000 sq ft redevelopment extending to 19 storeys and we anticipate a planning decision by the end of the year. Comparable market rents are well in excess of our average in place rents of £23 psf.

•
At Pioneer Point, Ilford, IG1 (294 units PRS) where we acquired a loan in May 2015 and took title to the property in in the Period, a new property management agreement was entered into across both towers. The internal works in the occupied North tower and external works on both towers is ongoing. We are on track to submit a planning application for the 12,600 sq ft vacant commercial space by the end of Q2-16 to provide amenity space and expect the vacant South tower to be let by Q1-17.

•
At Seafield House, Aberdeen (Jupiter portfolio, 188,000 sq ft office) refurbishment of the vacant third floor (30,000 sq ft) and enlarging the reception area to incorporate public collaboration space and a café area alongside the external clean-up, began last year. We are on track to achieve practical completion in Q2-16.

•
At Fairmont, St Andrews, (209 room hotel) the refurbishment programme remains on course. In the Period we completed phase one of the lobby works and the south entrance landscaping as well as new sample bedrooms and corridors, which have been well received. Phase two of the lobby works and atrium will commence in Q2-16 along with the bedrooms and common areas all in effort to drive the average daily rate and occupancy.

Ireland

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•
At Baggot Plaza, Dublin 4, (Opera portfolio, 129,300 sq ft office redevelopment), construction is progressing well with Bank of Ireland having been granted early access in the Period to commence its fit out to facilitate early occupation. Practical completion remains on track for summer 2016.

•
At Stillorgan Shopping Centre, Co. Dublin (Opera portfolio, 142,300 sq ft retail), final plans to reconfigure part of the centre, improve the façade, canopy and car park configuration are progressing well. The recent acquisition of Leisureplex across the road provides further ongoing opportunities for the centre.

•
At Block K, Central Park Dublin 18, (166 unit PRS development) the main construction is substantially complete with scaffolding now being dismantled and internal snagging underway. We remain on time and budget to deliver the development, including 15,000 sq ft of commercial space by summer 2016 with leasing commencing in autumn 2016. We continue to see excellent rental demand at the adjoining Vantage scheme.

•
At Portmarnock Hotel & Golf Links, Co Dublin, (135 room hotel) reconfiguration of the carpark and new entrance lobby commenced in Q1-16 and is expected to complete by summer 2016. Our bedroom refurbishment programme is c. 70% complete with a further 25 bedrooms to be refurbished in Q2-16. The golf course capex programme is continuing with 30 bunkers repaired and a new golf practice area opened in the Period.

•
At Schoolhouse Lane, Dublin 2 (13,300 sq ft office redevelopment) we have secured vacant possession and are on track to submit a planning application in Q2-16 to extend the building to approximately 15,700 sq ft. We expect to complete the full refurbishment and extension by the end of Q1-17, targeting a stabilised yield of c. 6.5% once the building is fully let.

Spain

•
At Puerta del Sol 9, Madrid (24,700 sq ft commercial/residential conversion to retail redevelopment) vacant possession was achieved in the Period and a planning application to convert to retail use has been submitted with marketing to flagship retailers to commence in Q2-16.

•
At Santisima Trinidad 5, Madrid (43,100 sq ft commercial to residential conversion), construction of a seven-storey residential block with 24 high-end residential units (28 parking spaces) in the prime Chamberi area of Madrid remains on track to complete in Q3-16. With strong residential price recovery in prime Madrid, pre-sales remain ahead of business plan with reservations on 21 of the 24 units and 16 parking spaces and only the three penthouse units available. The sales programme is expected to complete by Q4-16.

•
At Postigo de San Martin 3, Madrid (41,700 sq ft of commercial to hotel/residential conversions), in Callao Square, the building is located in one of Madrid’s most prime areas, near our Puerta del Sol asset and Gran Via area. Vacant possession was achieved in the Period and we are currently assessing sale and redevelopment options.

•
At La Moraleja Green, Madrid (318,700 sq ft shopping centre) which was acquired at the end of Q4-15, project architects and a new property manager were appointed and a detailed capex feasibility study is expected to complete by the end of Q2-16.

Financial position:
At Period end, cash and cash equivalents stood at £448.3 million and the Group had approximately £1,523.2 million of total debt financing drawn.

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In the Period, we drew down two new secured debt facilities in Spain in respect of La Moraleja Green shopping centre in Madrid and the Carrefour/Dia grocery portfolio, located primarily across Madrid and Barcelona. Total debt drawn amounted to £69.0 million with an extremely competitive average total cost of debt of 1.6%.
Debt principal totalling £20.2 million was repaid in the Period resulting from proceeds raised on the disposal of assets.
At Period end, the weighted average interest rate was 2.8% (December 2015: 2.9%) with 87% of our debt either fixed or hedged via caps. The average term to maturity was 6.2 years (December 2015: 5.9 years). LTV was 38.8% (December 2015: 39.7%) and our financing capacity stood at £673.3 million.
Post Period end, as part of our strategy to increase our mix of unsecured debt, improving term to maturity and fixing costs, we successfully issued a €150 million tap on 19 April 2016 at an issue yield of 3.039%. This increased our 2025 €400 million notes, which were issued in November 2015 to a benchmark size of €550 million.
Including the effect of the €150 million bond tap, post Period end our pro forma financing capacity is £793.9 million and LTV stands at 38.7%. Term to maturity has further improved to 6.4 years. Unsecured debt now represents 45% of all debt drawn.
Table 6: Financing capacity

(£m)	At Period end	€150m 2025 bond tap	Post Period end position
Cash	448.3	120.6	568.9
Undrawn facilities (RCF)	225.0	-	225.0
Firepower	673.3	120.6	793.9
Total drawn debt	1,523.2	118.6	1,641.8
Net debt	1,074.9	(2.0)	1,072.9
Portfolio value	2,773.0		2,773.0
LTV (%)	38.8		38.7
Outlook:
Our portfolio remains in a robust position with good occupational demand across our core sectors and geographies, including the UK. Our UK tenant base is overwhelmingly local and UK focused in its ultimate consumer base and less than 13% of the total portfolio (by value) has exposure to Central London. Our portfolio is well diversified, with high occupancy of 96%, a WAULT of 7.3 years (9.3 years to expiry) and strong in-place income with a portfolio yield on cost of 6.5%. Alongside a robust level of financing capacity, KWE remains well placed at a time of continued capital market and political uncertainty and has sufficient firepower to capitalise on potential market dislocations.
UK retailers remain optimistic and the balance between landlords and retailers continues to shift in favour of landlords, for the right product. We believe the administrations of both BHS and Austin Reed Group related to systemic issues specific to these names rather than the state of the high street or overall UK retail sector, which continues to show promise. KWE does not hold any Austin Reed fascia and only has one BHS store, in Weston-super-Mare, representing less than 0.2% of portfolio NOI. The strong location has meant that we are having promising discussions regarding reletting the space.
Our £300 million disposal programme continues to show good traction and we remain on target to complete these disposals by Q2-16. Over 2016, we expect our own portfolio to provide a robust level

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of growth as we aim to close the gap between in place rents and ERVs by executing on a material level of rent reviews.
Fees:
Investment Management fee
Based on an EPRA NAV of £1,618.7 million at the end of the Period, excluding revaluations which are carried out semi-annually on 30 June and 31 December, a quarterly management fee of £4.0 million is payable to KW Investment Management Ltd, as investment manager to the Group. This fee is payable 50% in cash and 50% in shares, where new shares are issued if the prevailing share price is at or above IFRS NAV per share. It is expected that the share component will be settled through market purchases of existing shares.
Dividends:
The directors of the Company have resolved to pay an interim quarterly dividend of 12.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	5-May-16	12-May-16	13-May-16	27-May-16
Exchange rate:
Where amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.79071 which was the rate on 31 March 2016.
Next results announcement:
The next trading update will be the 2016 half year results, due to be issued on or around 4 August 2016.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.
Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services

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primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.

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Appendix at 31 March 2016
UK portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.5	31	806.9	47.9	5.7	7.0	4.7	96.0
Retail	2.1	120	394.5	26.4	6.3	6.9	8.5	97.4
Industrial	2.8	33	179.7	11.4	6.0	7.3	6.3	95.9
Leisure	0.6	29	133.1	8.1	5.8	7.0	11.9	97.9
Residential	0.1	1	72.1	1.5	1.9	2.9	-	88.2
Property Total	8.1	214	1,586.3	95.3	5.7	6.8	6.5	96.3
Development	-	-	-	-	-	-	-	-
Hotel	-	1	37.3	1.7	4.2	5.8	-	-
Loans	-	7	58.9	5.4	8.7	9.6	-	-
Total/average	8.1	222	1,682.5	102.4	5.7	6.9	6.5	96.3
Irish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.6	14	342.8	16.0	4.5	5.7	9.0	98.5
Retail	0.5	8	158.2	10.1	6.1	6.4	16.6	98.3
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	2.9	0.1	4.5	6.9	17.2	100.0
Residential	0.3	2	84.2	4.3	4.9	4.4	-	92.9
Property Total	1.4	25	588.1	30.5	5.0	5.7	11.8	97.4
Development[2]	-	3	117.8	-	-	-	-	-
Hotel	-	1	25.1	1.3	5.0	5.1	-	-
Loans	-	7	23.5	1.1	4.4	5.0	-	-
Total/average	1.4	36	754.4	32.9	4.9	5.7	11.8	97.4
Spanish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Retail	0.9	17	125.7	8.1	6.2	6.6	3.9	83.1
Development	-	3	58.5	-	-	-	-	-
Total/average	0.9	20	184.2	8.1	6.2	6.6	3.9	83.1
Italian portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	1.1	9	151.9	9.6	6.0	6.3	6.7	100.0
Total/average	1.1	9	151.9	9.6	6.0	6.3	6.7	100.0

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Total portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	4.2	54	1,301.6	73.5	5.3%	6.6%	5.8	97.0%
Retail	3.5	145	678.4	44.6	6.2%	6.7%	9.3	94.1%
Industrial	2.8	33	179.7	11.4	5.9%	7.3%	6.3	95.9%
Leisure	0.6	30	136.0	8.2	5.7%	7.0%	12.0	98.0%
Residential	0.4	3	156.2	5.8	3.5%	3.6%	-	91.3%
Property Total	11.5	265	2,451.9	143.5	5.5%	6.5%	7.3	95.8%
Development2	-	6	176.3	-	-	-	-	-
Hotel	-	2	62.4	2.9	4.5%	5.6%	-	-
Loans	-	14	82.4	6.5	6.9%	8.4%	-	-
Total/average	11.5	287	2,773.0	152.9	5.6%	6.5%	7.3	95.8%
Footnotes:

1.
Portfolio value is based on valuation by external valuers CBRE & Colliers (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-15 adjusted for acquisitions, capital expenditure and disposals in the Period; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group.

2.	Includes three development sites in Spain and three in Ireland
Total portfolio: top ten assets1

	UK/			Approx area	EPRA NIY[2]	WAULT[3]	EPRA occup'y4
Asset	Ireland	City	Sector	(000 sq ft)	(%)	(years)	(%)
Buckingham Palace Road	UK	London, SW1	Office	224	4.0	4.3	100.0
40/42 Mespil Road	Ireland	Dublin 4	Office	118	3.8	12.2	100.0
Russell Court	Ireland	Dublin 2	Office	139	4.5	9.4	99.1
Baggot Plaza	Ireland	Dublin 4	Office	129	n/a	n/a	n/a
Pioneer Point	UK	London, Ilford	PRS[5]	1,516	n/a	n/a	88.2
Stillorgan Shopping Centre	Ireland	Co. Dublin	Retail	142	5.9	7.7	98.1
Friars Bridge Court	UK	London, SE1	Office	99	3.0	n/a	98.2
Vantage, Central Park	Ireland	Dublin 18	PRS[6]	129	4.7	n/a	n/a
La Moraleja Green Shopping Centre	Spain	Madrid	Retail	304	5.8	2.8	70.4
South Bank House	Ireland	Dublin 4	Office	62	4.5	14.9	100.0
Total				1,497	4.1	6.7	94.0
Footnotes:

1.    Excludes loans secured by real estate assets
2.    EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
3.    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
4.    Based on ERV
5.    Private rented sector residential
6.    Excludes area of vacant south tower

Total portfolio: Top ten tenants

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Q1-16 BUSINESS UPDATE

Tenant	Total rent (£m)	% of total rent
Italian Government	11.0	7.6
Telegraph Media Group	5.8	4.0
British Telecommunications Plc	4.8	3.4
Carrefour	4.1	2.8
Bank of Ireland	3.7	2.6
KPMG	3.5	2.5
UK Government	3.5	2.4
Conoco (UK) Ltd	3.0	2.1
Wincanton Ltd	2.8	2.0
HSBC Plc	2.8	1.9
Top ten tenants	45.0	31.1
Remaining tenants	99.6	68.9
Total	144.6	100.0
Lease expiry profile1

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2016	135	10.1	7%
2017	94	16.3	11%
2018	71	13.0	9%
2019	59	11.4	8%
2020	90	16.5	11%
2021	50	12.0	8%
2022	35	17.5	12%
2023	31	5.2	3%
2024	31	4.8	3%
Thereafter	159	41.4	28%
Total	755	148.2	100%
Footnote:

1.	Commercial leases only – excludes residential, hotel and development assets, loan portfolios and other miscellaneous income

Kennedy Wilson Europe Real Estate Plc        11